Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 21, 2018, relating to the consolidated financial statements of United Parcel Service, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of United Parcel Service, Inc. for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP
Atlanta, Georgia
May 14, 2018